SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 8, 2007

Derma Sciences, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-31070	23-2328753
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

214 Carnegie Center, Suite 300
Princeton, NJ 08540
(609) 514-4744
(Address including zip code and telephone
number, of principal executive offices)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement

        On November 9, 2007 Derma Sciences, Inc. (the “Registrant”) terminated that certain $4.5 million term loan and revolving loan with CapitalSource Finance, LLC (“CapitalSource”). At the time of its termination, there was no indebtedness due to CapitalSource under the aforesaid loans. The Registrant paid to CapitalSource an early termination fee of $200,000. For further information concerning the CapitalSource loans, please refer to the Registrant’s current reports on Form 8-K filed February 4, 2005 and April 24, 2006.

Item 2.03. Creation of a Direct Financial Obligation

        On November 8, 2007 the Registrant entered into a five year credit and security agreement comprising a term loan and a revolving loan (the “Agreement”) with Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc. (the “Lender”) for a maximum principal amount of $14.0 million. The Agreement replaces the $4.5 million term loan and revolving loan with CapitalSource Finance, LLC (discussed above) that was terminated by the Registrant on November 9, 2007.

        The term loan is in the amount of $6.0 million and the theoretical maximum amount available under the revolving loan is $8.0 million. However, giving effect to the collateral requirements under the revolving loan, the current maximum amount available under the revolving loan is $7.0 million. Advances under the revolving loan may be drawn, from time to time, up to the amount of 85% of eligible accounts receivable and 60% of eligible inventory. Interest on the term loan is the LIBOR monthly rate as from time to time established (currently 4.67%) plus 4.25% or 8.92% per annum. Interest on outstanding advances under the revolving loan is the LIBOR monthly rate as from time to time established plus 2.75% or 7.42% per annum.

        The Registrant will pay a monthly collateral management fee of $2,000. In addition, the Registrant will pay a monthly unused line fee at the rate of 0.5% per annum upon the difference between the daily average amount of advances outstanding under the revolving loan for a given month and $8.0 million. Outstanding balances under the term and revolving loans are secured by all of the Registrant’s and its subsidiaries’ existing and after-acquired tangible and intangible assets located in the United States and Canada.

        The Agreement includes the following covenants: (a) the Registrant must maintain EBITDA (earnings before interest, taxes, depreciation and amortization), during the six calendar months in the period January through June, 2008, of not less than $36,000, $217,705, $165,000, $391,000, $288,000 and $238,000, respectively; (b) the Registrant must maintain EBITDA of $430,000 and $917,000 for the calendar quarters ending March 31 and June 30, 2008, respectively; (c) the Registrant must maintain its fixed charge coverage ratio (adjusted EBITDA (EBITDA less capital expenditures) divided by the sum of debt service, interest, taxes and certain other costs) for the six-month period ending June 30, 2008, the nine-month period ending September 30, 2008 and each calendar quarter ending December 31, 2008 and thereafter, at not less than 0.75 to 1.0, 1.15 to 1.0 and 1.2 to 1.0, respectively; (d) the Registrant must maintain its senior leverage ratio (senior debt divided by EBIDTA) for the three month period ending March 31, 2008 (annualized), the six-month period ending June 30, 2008 (annualized), the nine-month period ending September 30, 2008 (annualized) and each calendar quarter thereafter (measured on a trailing twelve-month basis), at not less than 6.0 to 1.0, 3.5 to 1.0, 3.0 to 1.0 and 3.0 to 1.0, respectively; and (e) the Registrant must maintain its total leverage ratio (total debt divided by EBIDTA) for the three month period ending March 31, 2008 (annualized), the six-month period ending June 30, 2008 (annualized), the nine-month period ending September 30, 2008 (annualized) and each calendar quarter thereafter (measured on a trailing twelve-month basis), at not less than 6.3 to 1.0, 4.0 to 1.0, 4.0 to 1.0 and 4.0 to 1.0, respectively. Additional covenants governing permitted investments, indebtedness and liens, together with payments of dividends and protection of collateral, are included in the Agreement.

        On November 9, 2007, the Registrant applied the entirety of the $6.0 million term loan and $3.0 million under the revolving loan in satisfaction of the Registrant’s obligations to NutraMax Products, Inc. under that certain asset purchase agreement dated November 8, 2007 whereby the Registrant acquired NutraMax’s first aid division. This acquisition is described in the Registrant’s separate current report on Form 8-K filed November 13, 2007. Future advances under the revolving loan will be utilized to fund strategic initiatives and for general working capital. The Registrant incurred loan origination, placement agent and legal fees of approximately $500,000 in connection with the negotiation and implementation of the Agreement.

        The Registrant may terminate the Agreement at any time by paying all outstanding indebtedness and other payments due to the Lender and paying the Lender an early termination fee equal to $240,000, $160,000 or $80,000 if the termination occurs during the first, second or third year of the revolving loan term, respectively.

        The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement a copy of which is attached hereto as Exhibit 10.01.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.01	Credit and Security Agreement

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DERMA SCIENCES, INC.
	By:	/s/ John E. Yetter
John E. Yetter, CPA Vice President and Chief Financial Officer
Date: November 12, 2007

EXHIBIT INDEX

10.01	Credit and Security Agreement